John Hancock Capital Series

on behalf of John Hancock U.S. Global Leaders Growth Fund

AMENDMENT TO SUB-INVESTMENT MANAGEMENT CONTRACT

AMENDMENT made as of the 1st day of June, 2013 to the Sub-Investment Management Contract dated February 16, 2004, as amended (the “Agreement”), among John Hancock Advisers, LLC, a Delaware limited liability company, Sustainable Growth Advisers, LP, a Delaware limited partnership, and John Hancock Capital Series, on behalf of John Hancock U.S. Global Leaders Growth Fund (the “Fund”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN SECTION 4 – COMPENSATION OF THE SUB-ADVISER

Section 4 of the Agreement, “Compensation of the Sub-Adviser,” is hereby amended to reflect the following fee schedule for the Fund and any contrary fee schedule information is hereby superseded:

Fund	First $500 Million of Average Daily Net Assets		Next $500 Million of Average Daily Net Assets		Next $1 Billion of Average Daily Net Assets		Next $3 Billion of Average Daily Net Assets		Excess over $5 Billion of Average Daily Net Assets
John Hancock U.S. Global Leaders Growth Fund	[	]%	[	]%	[	]%	[	]%	[	]%

2.	EFFECTIVE DATE

This Amendment shall become effective as of the date first mentioned above.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK CAPITAL SERIES
on behalf of John Hancock U.S. Global Leaders Growth Fund

By:	/s/ Hugh McHaffie
Hugh McHaffie
President

JOHN HANCOCK ADVISERS, LLC

By:	/s/ Leo Zerilli
Leo Zerilli
Senior Vice President and Chief Investment Officer

SUSTAINABLE GROWTH ADVISERS, LP

By:	/s/ Gordon M. Marchand
Name: Gordon M. Marchand
Title: Founding Principal